EXHIBIT 99.1


           PEOPLE'S LIBERATION REPORTS FIRST-QUARTER FINANCIAL RESULTS

LOS ANGELES, May 15, 2009--People's Liberation, Inc. (OTCBB:PPLB), the designer, marketer and seller of high-end casual apparel under the brand names William Rast(TM), People's Liberation(TM) and in the United States, J. Lindeberg(TM), today announced financial results for the first quarter ended March 31, 2009.

         o Net sales increased to $7.5 million for the quarter ended March 31, 2009, an 8.9% increase over net sales of $6.9 million for the 2008 first quarter.

         o Sales growth was primarily related to retail and wholesale sales of J. Lindeberg branded apparel line.

"While we have not been immune from the effects of global recession, we have a number of brand building initiatives underway to capitalize on the popularity of our William Rast and J. Lindeberg fashions," stated Mr. Dyne. "We are looking at expanding our retail footprint and creating a new European division to directly sell William Rast and People's Liberation branded apparel in Europe. We also continue to see strong potential for William Rast licensing agreements to expand the product mix of that brand into footwear, eyewear, handbags and more. At the same time, we are making efforts to improve margins by moving denim production offshore."

Mr. Dyne continued, "As planned, during Q1-2009, we prepared for the transition of our People's Liberation branded products to be distributed in North America exclusively by Charlotte Russe. As a result of the transition, current retailers elected to cancel orders to work through existing inventory. We were well prepared for this transition and expect to begin shipping to Charlotte Russe in time for their back to school sales. Additionally, we sold through the majority of our existing People's Liberation inventory at reduced margins."

Net sales for the first quarter of 2009 totaled $7.5 million compared with $6.9 million in the corresponding prior-year quarter. The increase in net sales was due primarily to an increase in wholesale and retail sales volume of our J. Lindeberg apparel line, offset by a decrease in sales volume of our People's Liberation product line.

Gross margin fell to 44.5% for the first quarter of 2009 compared with 49.6% in the first quarter of 2008, driven in part by off-price sales, including off price sales of our People's Liberation product line, as we prepared to cease selling People's Liberation branded merchandise effective April 30, 2009 to customers other than Charlotte Russe.

Total operating expenses for the first quarter of 2009 amounted to $4.7 million, compared with approximately $3.1 million in the first quarter of 2008. This reflected brand-building investments, including our William Rast fashion show that took place in the first quarter of 2009, increased design fees related to our design agreement with Paris68, and increased sample costs and administrative salaries. Operating expenses were also higher in the first quarter of 2009 because of expenses relating to our J. Lindeberg retail and wholesale operations acquired in July 2008, professional fees, and impairment charges related to one of our trademarks that we are no longer using.

Net loss for the first quarter of 2009 totaled $1.4 million compared with net income totaling $347,000 in the first quarter of 2008. Net loss attributable to common stockholders for the first quarter of 2009 amounted to $1.6 million compared to net income of $62,000 in the first quarter of 2008.

KEY HIGHLIGHTS FOR 2009

o On March 27, 2009, the `Oprah Winfrey Show' aired an episode with Justin Timberlake that featured a fashion show of our William Rast branded apparel. We anticipate that this publicity will generate increased sales of our William Rast apparel line.

o With our partner, J. Lindeberg AB in Sweden, we entered into a sponsorship agreement with Camilo Villegas, a rising star in the sport of professional golf. We anticipate this sponsorship will promote brand awareness of our J. Lindeberg apparel line and increase future sales in the U.S.

CONFERENCE CALL DETAILS

Management will host a pre-recorded call to discuss these results today at 4:30 p.m. Eastern Time, 1:30 p.m. Pacific.

To access the conference call, please dial (866) 464-4323 if calling within the United States or (973) 935-2880 if calling internationally. Please use passcode 98646613 for access.

A replay will be available until May 22, 2009,  which can be accessed by dialing
(800) 642-1687 if calling within the United States or (706) 645-9291 if calling internationally. Please use passcode 98646613 to access the replay.

The call will also be accompanied live by webcast over the Internet; the live webcast and an archive of the event will be accessible on the Company's web site at http://www.peoplesliberation.com.

ABOUT PEOPLE'S LIBERATION, INC.

Los Angeles-based People's Liberation markets and sells high-end casual apparel under the brand names "People's Liberation," "William Rast" and, in the United States, "J. Lindeberg." The majority of the merchandise the Company offers consists of premium denim, knits, wovens, golf wear and outerwear for men and women. In the United States, People's Liberation, William Rast and J. Lindeberg branded products are distributed to boutiques, specialty stores and better department stores, such as Nordstrom, Bloomingdales, Saks Fifth Avenue, Neiman Marcus and Fred Segal. The Company also markets and sells J. Lindeberg branded collection and golf apparel through its retail store in New York City and J. Lindeberg golf wear to green grass golf stores and boutiques in the United States. Internationally, in select countries, William Rast branded apparel products are sold directly and through distributors to better department stores and boutiques throughout the world. The Company also sells merchandise on its websites www.peoplesliberation.com, www.williamrast.com and the America section of www.jlindebergusa.com.


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


EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNRELIABLE AND ACTUAL RESULTS MAY DIFFER MATERIALLY. EXAMPLES OF FORWARD LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S BELIEF THAT IT WILL IMPROVE MARGINS BY MOVING DENIM PRODUCTION OFFSHORE AND STATEMENTS BY THE COMPANY RELATING TO THE STRONG POTENTIAL TO EXPAND THE PRODUCT MIX OF WILLIAM RAST BRANDED MERCHANDISE. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE THE COMPANY'S ABILITY TO MAINTAIN CUSTOMER AND STRATEGIC BUSINESS RELATIONSHIPS, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, GROWTH IN TARGETED MARKETS, THE ADEQUACY OF THE COMPANY'S LIQUIDITY AND FINANCIAL STRENGTH TO SUPPORT ITS GROWTH, AND OTHER INFORMATION THAT MAY BE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


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


                            PEOPLE'S LIBERATION, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                 March 31,     December 31,
                                                                                   2009            2008
                                                                               ------------    ------------
                                                                                (Unaudited)
                                  Assets
Current Assets:
   Cash and cash equivalents ...............................................   $  2,642,367    $  1,888,718
   Due from factor .........................................................        140,695            --
   Accounts receivable, net of allowance for doubtful accounts .............        416,433       1,307,922
   Inventories .............................................................      4,146,542       4,925,438
   Prepaid expenses and other current assets ...............................        155,073         247,672
                                                                               ------------    ------------
     Total current assets ..................................................      7,501,110       8,369,750

Property and equipment, net of accumulated depreciation and amortization ...        866,473         837,351
Trademarks, net of accumulated amortization ................................        568,583         600,609
Intangible asset ...........................................................        428,572         428,572
Other assets ...............................................................        479,781         444,266
                                                                               ------------    ------------
Total assets ...............................................................   $  9,844,519    $ 10,680,548
                                                                               ============    ============

                  Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable and accrued expenses ...................................   $  3,302,225    $  3,801,080
   Due to factor ...........................................................           --           170,369
   Customer deposits .......................................................      2,000,000       1,000,000
   Due to member ...........................................................        653,105         427,623
   Income taxes payable ....................................................         24,164          17,789
                                                                               ------------    ------------
     Total current liabilities .............................................      5,979,494       5,416,861
                                                                               ------------    ------------


Stockholders' equity:
   Common stock, $0.001 par value, 150,000,000 shares authorized; 36,002,563
     shares issued and outstanding at March 31, 2009 and December 31, 2008 .         36,002          36,002
   Additional paid-in capital ..............................................      7,997,132       7,951,960
   Accumulated deficit .....................................................     (7,978,578)     (6,349,151)
                                                                               ------------    ------------
      Total stockholders' equity ...........................................         54,556       1,638,811
                                                                               ------------    ------------

Noncontrolling interest ....................................................      3,810,469       3,624,876
                                                                               ------------    ------------
      Total equity .........................................................      3,865,025       5,263,687
                                                                               ------------    ------------
Total liabilities and stockholders' equity .................................   $  9,844,519    $ 10,680,548
                                                                               ============    ============

                                   (CONTINUED)


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


                            PEOPLE'S LIBERATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                              Three Months Ended
                                                                  March 31,
                                                        ----------------------------
                                                            2009            2008
                                                        ------------    ------------
Net sales ...........................................   $  7,530,078    $  6,916,639
Cost of goods sold ..................................      4,176,153       3,484,416
                                                        ------------    ------------
 Gross profit .......................................      3,353,925       3,432,223
                                                        ------------    ------------

Selling, design and production ......................      2,793,273       1,948,960
General and administrative ..........................      1,944,396       1,106,629
                                                        ------------    ------------

 Total operating expenses ...........................      4,737,669       3,055,589
                                                        ------------    ------------

(Loss) income from operations .......................     (1,383,744)        376,634

Interest expense, net ...............................         44,090          21,251
                                                        ------------    ------------

(Loss) income before income taxes and noncontrolling
interest in subsidiaries' earnings ..................     (1,427,834)        355,383
                                                        ------------    ------------

Provision for income taxes ..........................         16,000           8,400
                                                        ------------    ------------

Net (loss) income ...................................     (1,443,834)        346,983
                                                        ------------    ------------

Noncontrolling interest in subsidiaries' earnings ...        185,593         284,648
                                                        ------------    ------------

Net (loss) income attributable to common stockholders   $ (1,629,427)   $     62,335
                                                        ============    ============

Basic and diluted (loss) income per common share ....   $      (0.05)   $       0.00
                                                        ============    ============

Basic weighted average common shares outstanding ....     36,002,563      36,002,563
                                                        ============    ============
Diluted weighted average common shares outstanding ..     36,002,563      36,070,901
                                                        ============    ============



CONTACT:

People's Liberation                     CCG
Darryn Barber, President and CFO        Mark Collinson, Partner
213-745-2123                            310-477-9800, ext. 117
                                        www.ccgir.com


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